Exhibit 99.1

Corporate Contact:
Lowell Rush, Chief Financial Officer
Direct Insite Corp.
631-873-2900
investorrelations@directinsite.com

FOR IMMEDIATE RELEASE

Direct Insite Announces First Quarter 2014 Results

FT LAUDERDALE, FL, – May 14, 2014 – Direct Insite Corp. (OTC QB: DIRI), ), a leading provider of cloud-based e-invoicing solutions for Accounts Payable and Accounts Receivable Transformation, today announced financial results for the first quarter of 2014. Revenue for the three months ended March 31, 2014 was $1,970,000, a decrease of $390,000, or 16.5%, from revenue of $2,360,000 for the three months ended March 31, 2013.

The net loss for the three months ended March 31, 2014 was $86,000, compared with net income of $84,000 for the quarter ended March 31, 2013. The year-over-year decrease in net income was primarily due to a decrease in revenue, partially offset by lower operating expenses. Basic and diluted loss per share for the three months ended March 31, 2014 was ($0.01) compared to earnings per share of $0.01 for the comparable prior period.

Recurring revenue for the three months ended March 31, 2014 was $1,618,000, a decrease of $343,000, or 17.5%, from recurring revenue of $1,961,000 for the three months ended March 31, 2013. The year-over-year decrease in recurring revenue was primarily due to the impact from the previously disclosed loss of an enterprise customer in March of 2013.

Non-recurring revenue for the three months ended March 31, 2014 was $352,000, a decrease of $47,000, or 11.8%, from non-recurring revenue of $399,000 for the compared year ended. The year-over-year decrease in non-recurring revenue was primarily due the non-recurrence of a large prior year customer-requested modification.

Working capital (defined as current assets less current liabilities) at March 31, 2014 was $1,831,000, a decrease of $136,000, or (6.9%), from working capital of $1,967,000 at December 31, 2013.

Cash used by operating activities for the three months ended March 31, 2014 was $162,000, compared to cash provided by operations of $463,000 for the comparable prior year period.

 “Direct Insite’s focus remains on winning new customers to drive recurring revenue streams and offset the loss of our previously disclosed enterprise customer revenue,” said Direct Insite President and Chief Executive Officer Matthew E. Oakes. Oakes continued, “Direct Insite continues to invest in sales and marketing activities, and the operational support of our recently released PAYBOX™ AR bank platform. PAYBOX is a reverse electronic lockbox solution that meets an increasingly important requirement for banks and their corporate clients.”

The financial information stated above and in the tables below has been abstracted from Direct Insite Corp.’s March 31, 2014 Form 10-Q, filed with the Securities and Exchange Commission on May 14, 2014, and should be read in conjunction with the information provided therein.

Summarized Financial Information – Statement of Operations

Statements of Operations for the three months ended:	Mar. 31, 2014	Mar. 31, 2013
Revenue	$1,970,000	$2,360,000
Operating income (loss)	$(79,000)	$88,000
Other expense, net	$4,000	$4,000
Income (loss) before provision for income taxes	$(83,000)	$84,000
Net income (loss)	$(86,000)	$84,000
Basic and diluted income (loss) per share	$(0.01)	$0.01
Basic shares outstanding	12,622,000	12,446,000
Diluted shares outstanding	12,622,000	12,458,000

Summarized Financial Information – Balance Sheet

Balance Sheet as of:	Mar. 31, 2014	Dec. 31, 2013
Total cash	$984,000	$1,371,000
Total current assets	$3,424,000	$3,579,000
Total assets	$5,494,000	$5,562,000
Total current liabilities	$1,593,000	$1,612,000
Total liabilities	$1,622,000	$1,648,000
Total stockholders’ equity	$3,872,000	$3,914,000

Summarized Financial Information – Cash Flow

Cash Flow from Operating Activities:	Mar. 31, 2014	Mar. 31, 2013
Net cash (used)/provided by operating activities	$(162,000)	$463,000

About Direct Insite

Direct Insite Corp. delivers cloud-based e-invoicing solutions for AP, AR and payments automation. For ten years, Direct Insite has built a track record in automating some of the most demanding financial environments. Today, over 300,000 suppliers and customers use our e-invoicing network across 100 countries (representing more than 35 currencies and 35 languages). Direct Insite’s Invoices On-Line (IOL) suite simplifies AP and AR processes such as: electronic invoice distribution and submission, purchase order submission, distribution and acknowledgement, invoice processing and validation, line-item matching, approval routing, invoice consolidation, dispute management, e-payment processing, and reporting and analysis. To learn more, visit www.directinsite.com.

The Company will hold an earnings webcast for the three months ended March 31, 2014 on Thursday, May 15, 2014 at 10:00 AM (Eastern). This call is being webcast by PrecisionIR and can be accessed at www.InvestorCalendar.com. Participant toll-free dial-in is (877) 407-9205.

FORWARD-LOOKING STATEMENTS. Statements in this press release regarding our future operations are forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. These statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. Actual results could differ materially from those contemplated by the forward-looking statements as a result of various factors, including but not limited to, our ability to successful implement our platform for new customers; our ability to retain existing customers; the effectiveness of our marketing efforts in attracting new customers; the success of our research and development efforts in continuing to create competitively attractive e-invoicing solutions; other competitive factors, general business and economic conditions; and pricing pressures. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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Invoices On-Line is a trademark of Direct Insite Corp.